Exhibit 10.24
AMENDED AND RESTATED
CHANGE OF CONTROL AGREEMENT
This Agreement is made and entered into as of the 15th day of November, 2010 (the “Effective Date”) by and between Bonalyn J. Hartley (the “Employee”) of Merrimack, New Hampshire and Pennichuck Corporation (the “Corporation”), a New Hampshire corporation with principal offices in Merrimack, New Hampshire.
WHEREAS, the Corporation and the Employee are each party to that certain Change of Control Agreement dated as of October 25, 2006, and amended by the first and second amendments thereto (the “CIC Agreement”); and
WHEREAS, the Corporation and the Employee wish to amend certain provisions of such CIC Agreement and to restate, in its entirety, the CIC Agreement, as so amended.
NOW THEREFORE, the Corporation and the Employee, in consideration of the terms and conditions set forth herein and other valuable consideration, receipt of which is hereby acknowledged, mutually covenant and agree as follows:
Article 1
TERM
(a) The term of this Agreement shall be for the period commencing on the Effective Date and ending two (2) years from the Effective Date, unless the Employee’s employment is sooner terminated as provided in Article 6.1 hereof (the “Term”). On the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, the Term of this Agreement shall automatically be extended for an additional one (1) year period, and the provisions hereof shall remain applicable for each such subsequent two-year period, unless either party gives written notice to the other, not later than each anniversary of the Effective Date, that the Corporation or the Employee does not concur in such extension.
(b) Notwithstanding the foregoing, in the event that there is a “Change of Control” (as that term is defined in Article 3 below), the Term of this Agreement will automatically be extended to two (2) years, beginning on the day on which the Change of Control occurs. Thereafter, this Agreement will be automatically extended as described in paragraph (a) of this Article 1.
Article 2
PAYMENTS UPON CHANGE OF CONTROL AND TERMINATION EVENT
The Corporation shall make payments to the Employee as provided for in Article 4 upon the occurrence of both a Change of Control of the Corporation and a Termination Event, as such terms are defined in Article 3.

Article 3
DEFINITIONS
(a) “Base Amount” shall mean the amount designated as such on Appendix A hereto, which Appendix A is incorporated herein by reference in its entirety and made a part hereof.
(b) “Benefit Amount” shall mean the amount designated as such on Appendix A hereto, which Appendix A is incorporated herein by reference in its entirety and made a part hereof.
(c) A “Change of Control” shall be deemed to have occurred if any of the following have occurred:
(i)	any individual, corporation (other than the Corporation), partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as a result of any one or more securities transactions (including gifts and stock repurchases but excluding transactions described in subdivision (ii) following) of securities of the Corporation possessing fifty-one percent (51%) or more of the voting power for the election of directors of the Corporation;
(ii)	there shall be consummated any consolidation, merger or stock-for-stock exchange involving securities of the Corporation in which the holders of voting securities of the Corporation immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Corporation (or if the Corporation does not survive such transaction, voting securities of the corporation surviving such transaction) having less than fifty percent (50%) of the total voting power in an election of directors of the Corporation (or such other surviving corporation);
(iii)	“approved directors” shall constitute less than a majority of the entire Board of Directors of the Corporation, with “approved directors” defined to mean the members of the Board of Directors of the Corporation as of the date of this Agreement and any subsequently elected members of the Board of Directors of the Corporation who shall be nominated or approved by a majority of the approved directors on the Board of Directors of the Corporation prior to such election;
(iv)	there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions, excluding any transaction described in subdivision (ii) above), of all, or substantially all, of the assets of the Corporation or its subsidiaries (on a consolidated basis) to a party which is not controlled by or under common control with the Corporation; or
(v)	to the extent not otherwise described in the preceding clauses (i) through (iv), inclusive, there shall be consummated the transaction contemplated under the Agreement And Plan of Merger between the City of Nashua, New Hampshire and the Corporation.

(d) A “Termination Event” shall be deemed to have occurred if, within the twenty-four month period following a Change of Control, the Employee separates from employment with the Corporation (including the Corporation’s successor(s) and, if not a successor, such entity as survives a Change in Control event) due to involuntary termination (including resignation by the Employee with Good Reason) for reasons other than termination by the Corporation for Good Cause.
(e) “Good Cause” shall mean: (i) the material willful or continued failure by the Employee to perform the Employee’s reasonably assigned duties for the Corporation or a subsidiary (other than such failure resulting from the Employee’s incapacity due to physical or mental illness), after a written demand for performance is delivered to the Employee by the President of the Corporation or the applicable subsidiary (or the respective Board of Directors if the Employee then serves in the capacity of president thereof) which specifically identifies the manner in which the President (or, as the case may be, the Board) believes the Employee has not performed the Employee’s duties; (ii) an act or acts intended to result in personal enrichment at the material expense of the Corporation or a subsidiary; or (iii) an act or acts of dishonesty taken by the Employee or of willful misconduct which are materially injurious to the Corporation or a subsidiary. Notwithstanding the foregoing, in no event shall Good Cause exist at any time during the two hundred ten (210) calendar day period commencing on a Change of Control described in Section 3(c)(v) of this Agreement.
(f) “Good Reason” shall mean (1) the substantial withholding, substantial adverse alteration (including assignment of duties that are inconsistent with the Employee’s position, duties, and status immediately prior to the Change of Control) or substantial reduction of responsibility, authority, or compensation (including any compensation or benefit plan in which the Employee participates or substitute plans adopted prior to the Change of Control) to which the Employee was charged or empowered with or entitled to immediately prior to a Change of Control of the Corporation or to which the Employee would normally be charged or empowered with or entitled to from time to time by reason of the Employee’s office, for reasons other than Good Cause or (2) the Employee being required to be based at any office or location other than one within a 30-mile radius of the office at which the Employee was based immediately prior to the Change of Control. Without limiting the foregoing and notwithstanding any provision of this Agreement to the contrary, Good Reason shall be deemed to exist at all times after the expiration of the one hundred eighty (180) calendar day period commencing on a Change of Control described in Section 3(c)(v) of this Agreement.

Article 4
CASH PAYMENTS
Upon the occurrence of both a Change of Control of the Corporation and a Termination Event, the Corporation shall pay to the Employee on the date of the Termination Event an amount equal to the sum of the Base Amount and the Benefit Amount, as defined in Article 2, above, (less applicable withholdings) on a one-time lump sum basis; provided that, in consideration thereof, prior to such payment the Employee executes and delivers to the Corporation, in form and content acceptable to the Corporation, a release of all claims and causes of action that the Employee has or may ever have against the Corporation arising from the termination of the Employee’s employment and under this Agreement provided that nothing herein shall require a release of claims of breach of this Agreement.
It is the parties’ intent that any payment required under this Agreement constitute a payment on account of a change in ownership or effective control of the Corporation for purposes of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent that any payment or other thing of value constitutes deferred compensation subject to said Section 409A. Notwithstanding the foregoing, if the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time the Employee’s employment terminates, and the lump sum payment to which the Employee is entitled under this Agreement is treated as being made on account of separation from service pursuant to Section 409A(a)(2)(A)(i) of the Code, such payment shall be paid to the Employee pursuant to this Article 4 on the first business day of the seventh month commencing after the month during which the Employee’s employment terminates; provided however that if such payment is due to involuntary separation from service within the meaning of Treasury Regulation Sections 1.409A-l(b)(9)(iii) and 1.409A-1(n):
(i)	The Employee shall be entitled to receive the benefit provided in this Article 4, regardless of the Employee’s status as a “specified employee,” to the extent the total amount of such payment does not exceed two times the lesser of (x) the sum of the Employee’s annualized compensation based on the annual rate of pay for services provided to the Corporation for the taxable year of the Employee preceding the taxable year of the Employee in which the Employee’s employment terminates (adjusted for any increase during that year that was expected to continue indefinitely if the Employee’s employment had not been terminated), or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Employee’s employment is terminated; and
(ii)	Any portion of the lump sum benefit payable under this Article 4 that that is in excess of the amount described in subsection (i) shall be paid to the Employee on the first business day of the seventh month commencing after the month during which the Employee’s employment terminates.
Article 5
DEATH OF EMPLOYEE
If the Employee dies following a Change of Control and Termination Event and before receiving the payment due to her under this Agreement, the Corporation shall make such payment to the Employee’s designated beneficiary, or failing such designation, to the estate of the Employee.

Article 6
EMPLOYMENT
6.1 No Right to Continued Employment. This Agreement shall not confer upon the Employee any right with respect to continuance of employment by the Corporation or any subsidiary, nor shall it interfere in any way with the right of the Corporation to terminate the Employee’s employment at any time. No payments hereunder shall be required except upon the occurrence of both a Change of Control of the Corporation and a Termination Event as set forth in Article 3 herein. Thus, except as specifically provided in Articles 2 and 4 herein, no payments hereunder shall be made on account of termination of the Employee’s employment (i) upon the Employee’s death, disability or retirement, (ii) by the Corporation with or without cause, or (iii) upon the Employee’s voluntary termination.
6.2 No Duty to Seek Other Employment. Amounts payable to the Employee under this Agreement shall not be reduced by the amount of any compensation received by the Employee from any other employer or source, and the Employee shall not be under any obligation to seek other employment or gainful pursuit as a result of this Agreement.
Article 7
ATTORNEY’S FEES
The Corporation also agrees that it shall promptly reimburse the Employee, upon written demand by the Employee, as incurred, all legal fees and expenses that the Employee may reasonably incur as a result of any delayed payment, dispute, contest, litigation or arbitration, subject only to the obligation of the Employee to reimburse the Corporation for such legal fees and expenses described in the final sentence of Article 9.
Article 8
REDUCTION OF PAYMENTS
In the event any of the payments made under this Agreement would be considered an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, then there shall be a reduction in the amount otherwise payable under this Agreement such that all payments are deductible by the Corporation.
Article 9
ARBITRATION
Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration conducted in Nashua, New Hampshire or other mutually agreeable location in the State of New Hampshire. The matter will be heard promptly by a single arbitrator selected by mutual agreement by the Corporation and the Employee. Should the Corporation and the Employee be unable to agree upon an arbitrator within 30 days of either party demanding arbitration, an arbitrator will be selected in accordance with the commercial arbitration rules of the American Arbitration Association. Unless the parties mutually agree otherwise, once appointed, the arbitrator will make all rulings on procedural and evidentiary matters and will determine the date, time and place of any hearings. The arbitrator shall have no power to add to, subtract from, modify or disregard any of the provisions of this Agreement. The arbitrator’s decision shall be consistent with the specific terms of this Agreement. The arbitrator will issue a written decision within 30 days of the hearing or submission to the Employee. The arbitrator’s decision will be final and binding on all parties. This arbitration provision is intended to be enforceable and the Agreement is subject to the provisions of NH RSA Chapter 542.

The Corporation agrees to pay the cost of the arbitrator. In the event that the arbitrator substantially rejects the Employee’s grievance or position, then the arbitrator may also order that Employee shall reimburse the Corporation for one-half of the costs of the arbitrator and all legal fees and expenses of the Employee that were previously reimbursed by the Corporation pursuant to Article 7.
Article 10
MISCELLANEOUS
10.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties, relating to the subject matter hereof and supersedes and replaces all prior agreements relating to said subject matter, including but not limited to, the CIC Agreement.
10.2 Governing Law. This Agreement shall be governed by and is to be construed and enforced in accordance with the laws of the State of New Hampshire.
10.3 Waivers and Modifications; Termination. This Agreement (including Appendix A, which is incorporated in its entirety into this Agreement and made a part hereof) may not, in whole or in part, be waived, changed, amended, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the parties hereto. No waiver by either party of any breach by the other of any provision hereof shall be deemed to be a waiver of any later or other breach hereof or as a waiver of any other provision of this Agreement. This Agreement shall terminate as of the time the Corporation makes the final payment which it may be obligated to pay hereunder.
10.4 Severability. In any case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.
10.5 Counterparts. This Agreement may be made and executed in counterparts, each of which shall constitute an original for all purposes.
10.6 Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.
10.7 Notices. Any notice or other communication pursuant to this Agreement shall be in writing and shall be deemed to have been given or made when personally delivered, or when mailed by registered or certified mail, postage prepaid, return receipt requested, to the other party. In the case of the Corporation, any such notice shall be delivered or mailed to its principal office. In the case of the Employee, any such notice shall be delivered in person or mailed to the Employee’s last known address as reflected in the records of the Corporation.

10.8 Assignment. The Employee acknowledges that the services to be rendered by the Employee are unique and personal. Accordingly, the Employee may not assign any of the Employee’s rights or delegate any of the Employee’s duties or obligations under this Agreement or otherwise assign this Agreement. The rights and obligations of the Corporation under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Corporation.
10.9 Confidential Information. At all times during and after the Employee’s employment with the Corporation, the Employee shall treat as confidential and shall not divulge, furnish or make known to or accessible to, or use for the benefit of anyone other than the Corporation, any confidential information concerning the Corporation obtained during the course of the Employee’s employment. Confidential information includes, but is not limited to: ideas, inventions, discoveries, developments, processes, designs, formulas, patterns, devices, programs, methods, techniques, compilations of scientific, technological or business information, proprietary information, and trade secrets. The Employee agrees that during the term of and following the termination of the Employee’s employment with the Corporation, the Employee will not disclose to any person or use in any way any such confidential information, other than (i) information that is generally known in the Corporation’s industry or acquired from public sources, (ii) as required by any court, supervisory authority, administrative agency or applicable law, or (iii) with the prior written consent of the Corporation.
10.10 Non-Compete. The Employee agrees that during the Term of this Agreement and for a period of twelve (12) months after the Term expires, he will not engage in any activity or business endeavor which directly competes with the regulated water utility business operations and/or the non-regulated water service business operations (separately and together, the “Water Business”) conducted by the Corporation within the New England region, so called, encompassing the states of New Hampshire, Maine, Vermont, Massachusetts, Rhode Island and Connecticut. The Employee agrees not to divert or attempt to divert from the Corporation any of its existing Water Business within said New England region, and particularly not influence or attempt to influence any of the Corporation’s Water Business customers to do business with any other regulated or non-regulated water business; and further, he will not solicit or attempt to solicit directly or indirectly any employee of the Corporation to leave its employ to join any other Water Business. In addition to constituting a material breach of this Agreement, failure to comply with the provisions of this Section 10.10 in any material respect will result in the Employee’s forfeiting any payments to which he might otherwise be entitled hereunder and/or the reimbursement to the Corporation upon demand of any payments previously paid to the Employee upon termination of employment. The parties agree that the Corporation may pursue any remedy under law or at equity, including specific performance and injunctive relief, to protect its rights hereunder and that money damages alone will be inadequate. This Section 10.10 shall survive the termination of this Agreement.
10.11 Authorization. The Corporation represents and warrants that the execution of this Agreement has been duly authorized by requisite action of the Board of Directors of the Corporation or a committee thereof having authority with respect to such authorization.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

WITNESS:	PENNICHUCK CORPORATION

/s/ Karen Giotas	By:	/s/ Duane C. Montopoli
Name: Duane C. Montopoli
Its: President and Chief Executive Officer

WITNESS:	EMPLOYEE:

/s/ Mark G. Savoie	/s/ Bonalyn J. Hartley

Bonalyn J. Hartley

Bonalyn Hartley
APPENDIX A
“Base Amount” means an amount equal to two times the greater of the Employee’s annual base salary, as adjusted from time-to-time by the Board of Directors or a committee thereof having authority with respect to the Employee’s annual compensation, (1) as in effect immediately prior to the Change of Control, or (2) as in effect on the date of the Termination Event; provided, however, that with respect to any Termination Event occurring prior to April 1, 2011, the Base Amount shall not be less than $273,000.
“Benefit Amount” means an amount equal to the cost of providing, at no cost to the Employee (1) for a period of eighteen months, continuation of the medical and dental insurance in which the Employee was enrolled immediately prior to the Termination Event and (2) for a period of twenty-four months, all other employee fringe benefits to which the Employee was eligible immediately prior to the Termination Event, including, without limitation, group life insurance, group accidental death and dismemberment insurance, officer’s life insurance, short-term disability insurance and long-term care insurance; provided, however, that measured as of November 1, 2010, the Benefit Amount shall not be less than $31,580. Without limiting the foregoing, with respect to benefits provided by means of insurance, the cost of providing such benefits shall be the applicable premiums for such insurance; to the extent benefits are not provided by means of insurance, the cost shall be the benefit payments. For this purpose, the cost of future premiums and benefit payments shall not be subject to reduction to reflect their present value.